Filed Pursuant to Rule 424(b)(3)

Registration No. 333-266277

PROSPECTUS SUPPLEMENT

To Prospectus dated October 3, 2022

Primary Offering of

Up to 12,412,500 Shares of Class A Common Stock

Issuable upon Exercise of Warrants

Secondary Offering of

Up to 75,537,500 Shares of Class A Common Stock

and

Up to 337,500 Warrants to Purchase Class A Common Stock

Mondee Holdings, Inc.

This prospectus supplement updates and supplements the information contained in the prospectus dated October 3, 2022 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our registration statement on Form S-1 (File No. 333-266277) with the information contained in our Current Report on Form 8-K which was filed with the Securities and Exchange Commission on November 1, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 12,412,500 shares of our Class A common stock, $0.0001 par value per share (the “Class A common stock”), which consists of (i) up to 12,075,000 shares of our Class A common stock that are issuable upon the exercise of 12,075,000 warrants (the “Public Warrants”) by the holders thereof and (ii) up to 337,500 shares of Class A common stock that are issuable upon the exercise of 337,500 warrants (the “Private Placement Warrants,” and together with the Public Warrants, the “Warrants”).

The Prospectus and this prospectus supplement also relate to the resale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to 75,537,500 shares of Class A common stock, including (i) 337,500 shares of Class A common stock that may be issued upon the exercise of the Private Placement Warratns, (ii) 7,000,000 PIPE Shares (as defined in the Prospectus), (iii) 60,800,000 shares of Class A common stock issued to Mondee Holdings, LLC and its related entities, and (iv) up to 7,400,000 shares of Class A common stock issuable as Earn-out Shares (as defined in the Prospectus). We will not receive any proceeds from the sale of shares of Class A common stock or Private Placement Warrants by the Selling Securityholders pursuant to the Prospectus, except with respect to amounts received by us upon exercise of the Warrants.

You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

Our Class A common stock is currently listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “MOND”. On November 2, 2022, the closing price of our Class A common stock was $9.01.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of the Prospectus and in the other documents that are incorporated by reference in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 3, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2022

Mondee Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39943	88-3292448
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10800 Pecan Park Blvd. Suite 315 Austin, Texas	78750
(Address of principal executive offices)	(Zip Code)

(650) 646-3320

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MOND	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 26, 2022, the staff of The Nasdaq Stock Market LLC (“Nasdaq”) filed a Form 25-NSE with the Securities and Exchange Commission to remove the warrants to purchase Class A common stock (the “Warrants”) of Mondee Holdings, Inc. (the “Company”) from listing and registration on Nasdaq. While the Company disagrees with Nasdaq’s determination to delist the Warrants, Nasdaq has broad discretionary authority, under Listing Rule 5100, to delist securities. The Company’s Class A common stock remain listed on Nasdaq under the symbol “MOND”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONDEE HOLDINGS, INC.

Dated: November 1, 2022

	By:	/s/ Dan Figenshu
Name: Dan Figenshu
Title: Chief Financial Officer